Exhibit 99.1


             FLEETWOOD REPORTS DEFINITIVE AGREEMENT
                REACHED TO EXIT RETAIL BUSINESS


Riverside, Calif., July 7, 2005 - Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation's largest producers of recreational vehicles and manufactured housing, announced today that it has reached a definitive agreement with two retail subsidiaries of Clayton Homes, Inc. to sell the majority of the operating assets of Fleetwood Retail Corp. (FRC), Fleetwood's manufactured housing retail company.

"Clayton Homes is an industry leader that will be a force in manufactured housing for years to come," said Elden Smith, president and CEO of Fleetwood Enterprises. "They are a well capitalized company with a quality management team. Clayton is also a good customer of Fleetwood and will be an ongoing partner as they continue to buy Fleetwood products for former FRC locations."

Closing of the transaction is subject to customary conditions, including additional due diligence and obtaining certain consents and regulatory approvals. The sale price of $74 million includes the inventory, fixed assets, and prepaid rent at selected Fleetwood-operated stores. Fleetwood will retain ownership of 22 stores sublet to an independent dealer and a handful of previously closed stores, as well as various other assets with an estimated fair market value of $41.7 million. In connection with the anticipated sale of FRC, Fleetwood has recorded asset impairment charges of $50.8 million in the fourth quarter.

Upon closure of the transaction, which is presently projected to be early in Fleetwood's second fiscal quarter of 2006, the Company will pay off its retail flooring facilities and FRC's portion of the Company's secured credit facility. As of fiscal year end, these debts totaled approximately $80 million.

Fleetwood is also selling the retail loan portfolio of its manufactured housing finance company, HomeOne Credit Corp. The Company has entered into a non-binding letter of intent with Vanderbilt Mortgage, an affiliate of Clayton Homes. It is currently anticipated that the closing of the sale will occur during the first quarter of fiscal 2006. Management expects that the portfolio will sell at a slight discount to its carrying value, which was $70.9 million as of April 24, 2005. Upon the sale of that asset, the Company will pay off the warehouse line of credit, which was $40.7 million at the end of the fiscal year.

These transactions, combined with expected cash charges of approximately $5-7 million in fiscal 2006, should result in a slightly positive cash effect for Fleetwood after paying related liabilities.

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

About Clayton Homes

Clayton Homes and its subsidiaries (www.clayton.net) make up a vertically integrated manufactured housing company with 32 manufacturing plants, 392 company-owned stores, more than 1,400 independent retailers, 83 manufactured housing communities and subdivisions, and financial services operations that provide mortgage services for more than 400,000 customers and insurance protection for 135,000 families.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company's assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; the Company's ability to successfully meet its obligations with respect to Section 404 of the Sarbanes-Oxley Act; and the Company's ability to obtain financing needed in order to execute its business strategies.

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